ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20080071581-92
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/31/2008 4:11 PM
	Entity Number C31197-2004

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

FORGEHOUSE INC

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION
OF THE
RELATIVE RIGHTS AND PREFERENCES
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
FORGEHOUSE, INC.

The undersigned, the Assistant Secretary of ForgeHouse, Inc., a Nevada corporation (the "Company"), in accordance with the provisions of the laws of the State of Nevada, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation (the "Articles of Incorporation") of the Company, the following resolution creating a series of preferred stock, designated as Series A Convertible Preferred Stock, was duly adopted on January __, 2008, as follows:

(Please see attached for continuation.)

3. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

4. Officer Signature (Required): X

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation, there hereby is created out of the shares of the Company's preferred stock, par value $0.001 per share, authorized in Article 3 of the Articles of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Company, to be named "Series A Convertible Preferred Stock," consisting of Two Million (2,000,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. The designation of such series of Preferred Stock shall be Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). The maximum number of shares of Series A Preferred Stock shall be Two Million (2,000,000) shares. The Series A Preferred Stock shall rank senior to the Company's common stock, par value $0.001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company, which by their terms do not rank senior to the Series A Preferred Stock (together with Common Stock, "Junior Stock").

2. Dividends.

(a) Payment of Dividends. Commencing on the date of the initial issuance (the "Issuance Date") of the Series A Preferred Stock, the holders of record of shares of Series A Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and as declared by the Board of Directors, dividends at the rate of four percent (4%) of the stated Liquidation Preference Amount (as defined in Section 4 hereof) per share per annum (the "Dividend Payment"), and no more, in cash. In the case of shares of Series A Preferred Stock outstanding for less than a full year, dividends shall be pro rated based on the portion of each year during which such shares are outstanding. Dividends on the Series A Preferred Stock shall be cumulative, accrue, and be payable semi-annually. Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any distribution on any outstanding shares of Junior Stock. Such dividends shall accrue on each share of Series A Preferred Stock from day to day whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series A Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking pari passu with the Series A Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for, Junior Stock.

(b) So long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock (other than dividends or distributions payable in additional shares of Junior Stock), unless at the time of such dividend or distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

(c) In the event of a dissolution, liquidation or winding up of the Company pursuant to Section 4 hereof, all accrued and unpaid dividends on the Series A Preferred Stock

shall be payable on the date of payment of the preferential amount to the holders of Series A Preferred Stock. In the event of a voluntary conversion pursuant to Section 5(a) hereof or a mandatory conversion pursuant to Section 5(c) hereof, all accrued and unpaid dividends on the Series A Preferred Stock being converted shall be payable on the Voluntary Conversion Date (as defined in Section 5(b)(i) hereof) or the Mandatory Conversion Date (as defined in Section 5(c) hereof), respectively.

(d) For purposes hereof, unless the context otherwise requires, "distribution" shall mean the transfer of cash without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash.

3. Voting Rights.

(a) Class Voting Rights. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of not less than a majority of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of Preferred Stock, ranking pari passu or senior to the Series A Preferred Stock, with respect to any of the rights granted to the holders of the Series A Preferred Stock herein; (ii) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on shares of Junior Stock (other than de minimis repurchases from employees of the Company in certain circumstances, and any contractual redemption obligations existing as of the date hereof as disclosed in the Company's public filings with the Securities and Exchange Commission); (iv) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (v) effect any distribution with respect to Junior Stock other than as permitted hereby; (vi) reclassify the Company's outstanding securities; (vii) voluntarily file for bankruptcy, liquidate the Company's assets or make an assignment for the benefit of the Company's creditors; (viii) materially change the nature of the Company's business; or (ix) authorize, approve or enter into a Change of Control Transaction ("Change of Control Transaction" means the occurrence of any of (i) an acquisition by an individual or legal entity or "group" (as described in Rule 13d 5(b)(1) promulgated under the Securities Exchange Act of 1934, as

amended) of effective control (whether through legal or beneficial ownership of capital stock of this Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, or (ii) the Company or any subsidiary merges into or consolidates with any other person or entity, or any person or entity merges into or consolidates with the Company or any subsidiary and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers directly or through its subsidiaries all or substantially all of its assets (on a consolidated basis) to another person or entity or persons or entities in a single transaction or a series of related transactions and the stockholders of the Company immediately prior to such transaction or transactions own (directly or indirectly) less than 66% of the aggregate voting power of the acquiring entity or entities immediately after the transaction or series of transactions, or (iv) a replacement at one time or within a one-year period of more than one-half of the members of the Company's board of directors, or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) through (iv)).

(b) General Voting Rights. Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to (i) Section 3(a) above, (ii) Sections 3(c) 4, 9, and 11 below, and (iii) Nevada law, the Series A Preferred Stock shall vote with the holders of Common Stock into which the Series A Preferred Stock is convertible on an as-converted-into-Common Stock basis. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company and none of the rights of the Preferred Stock.

(c) Preferred Stock Directors. For so long as any shares (as adjusted for any stock dividends, combinations, or splits with respect to such shares) of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock shall be entitled to elect two members of the Board of Directors of this Company at each meeting or pursuant to each consent of the Company's stockholders for the election of directors. Any director who shall have been elected by the holders of Series A Preferred Stock may be removed during the aforesaid's term of office, without cause, only by the affirmative vote of the holders of a majority of Series A Preferred Stock, and with "cause," by the affirmative vote of the holders of a majority of the outstanding shares of the Company's capital stock (including, without limitation, all outstanding shares of Common Stock and Preferred Stock) voting as a single class. For this subsection, "cause" is defined as (i) a conviction of such director of a felony or of a plea of guilty or nolo contendre involving a felony, whether or not involving the Company, or (ii) any fraud, theft, misappropriation of or embezzlement by such director related to the Company. In the event that said director is removed (whether with or without cause), only the holders of Series A Preferred Stock shall be entitled to name a replacement director.

4. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred

Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $1.00 per share (the "Liquidation Preference Amount") of the Series A Preferred Stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of any Junior Stock or before those promissory obligations set forth in that certain Subordination and Intercreditor Agreement, by and among Amgrove Group Holdings Ltd., a company organized under the laws of England, and After All Limited, a company organized under the laws of England, on the one hand, and the Company and ForgeHouse LLC, a Georgia limited liability company, on the other hand, dated January __, 2008, have been satisfied. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Common Stock issuable upon conversion of the Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Common Stock issuable upon conversion of the Series A Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash or property shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation or corporations, the Series A Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result which is inconsistent therewith.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion. The holder of Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a) Right to Convert. At any time on or after six months following the Issuance Date, the holder of any such shares of Series A Preferred Stock may, at such holder's option, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series A Preferred Stock held by such person into that number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock being converted plus any accrued but unpaid dividends divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock. In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof) and (ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such or liquidation, dissolution or winding up, as the case may be.

(b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company at (770) 923-7765, Attention: Chief Financial Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of the loss, theft or destruction of such certificate) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

(ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to

the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its designated transfer agent ("Transfer Agent") to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than three (3) business days after receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within five (5) business days of such disputed arithmetic calculation being submitted to the holder, then the Company shall within three (3) business days submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company's registered public accounting firm. The Company shall cause the accounting firm to perform the calculations and notify the Company and the holder of the results no later than ten (10) business days from the time it receives the disputed calculations. Such accounting firm's calculations shall be binding upon all parties, absent manifest error. The reasonable expenses of such accounting firm in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's nor the holder's calculation was correct. The period of time in which the Company is required to effect conversions under this Certificate of Designation shall be tolled with respect to the subject conversion, pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii). In the case of a dispute as to the occurrence of a subsequent issuance or other event that would trigger a reset of the Conversion Price pursuant to Section 5(e) below or the adjusted value of the Conversion Price, the Company shall submit the disputed determinations via facsimile within three (3) business days of receipt, or deemed receipt, of the Conversion Notice or other event giving rise to such dispute, as the case may be, to the holder. If the holder and the Company are unable to agree upon such determination or calculation within five (5) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall, within three (3) business days, submit via facsimile a copy of (a) the disputed agreement or other documentation of an event or occurrence that the holder believes may trigger a reset of the Conversion Price to a law firm (having at least 250 attorneys) selected by the Company and approved by holder or (b) the disputed arithmetic calculation of the Conversion Price to the Company's registered public accounting firm. The Company, at the Company's expense, shall cause the law firm or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than ten (10) business days from the time it receives the disputed determinations or calculations. Such law firm's or accounting firm's determination or calculation, as the case may be, shall be binding upon all parties, absent demonstrable error.

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a voluntary conversion of the Series A Preferred Stock

shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.

(v) Buy-In Rights. In addition to any other rights available to the holders of Series A Preferred Stock, if the Company fails to cause its Transfer Agent to transmit to the holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series A Preferred Stock on or before the third business day after the Company's receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third business day), and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series A Preferred Stock that the holder anticipated receiving upon such conversion (for the purposes of this Section 5(b)(v), a "Buy-In"), then the Company shall (1) pay in cash to the holder the amount by which (x) the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the holder, either reinstate the shares of Series A Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock into Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a holder's right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(c) Mandatory Conversion. On the 36 month anniversary of the Issuance Date ("Mandatory Conversion Date"; together with Voluntary Conversion Date, the "Conversion Date"), all shares of Series A Preferred Stock shall convert into that number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock being converted plus any accrued but unpaid dividends divided by (ii) the Conversion Price then in effect as of the Mandatory Conversion Date.

(i) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause the Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than three (3) business days after the Mandatory Conversion Date. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within five (5) business days of such disputed arithmetic calculation being submitted to the holder, then the Company shall within three (3) business days submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company's registered public accounting firm. The Company shall cause the accounting firm to perform the calculations and notify the Company and the holder of the results no later than ten (10) business days from the time it receives the disputed calculations. Such accounting firm's calculations shall be binding upon all parties, absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's nor the holder's calculation was correct. In the case of a dispute as to the occurrence of a subsequent issuance or other event that would trigger a reset of the Conversion Price pursuant to Section 5(e) below or the adjusted value of the Conversion Price, the Company shall submit the disputed determinations via facsimile within three (3) business days of receipt, or deemed receipt, of the Conversion Notice or other event giving rise to such dispute, as the case may be, to the holder. If the holder and the Company are unable to agree upon such determination or calculation within five (5) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall, within three (3) business days, submit via facsimile a copy of (a) the disputed agreement or other documentation of an event or occurrence that the holder believes may trigger a reset of the Conversion Price to a law firm (having at least 250 attorneys) selected by the Company and approved by holder or (b) the disputed arithmetic calculation of the Conversion Price to the Company's registered public accounting firm. The Company, at the Company's expense, shall cause the law firm or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than ten (10) business days from the time it receives the disputed determinations or calculations. Such law firm's or accounting firm's determination or calculation, as the case may be, shall be binding upon all parties, absent demonstrable error.

(ii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a mandatory conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Mandatory Conversion Date.

(iii) Buy-In Rights. In addition to any other rights available to the holders of Series A Preferred Stock, if the Company fails to cause its Transfer Agent to transmit to the holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series A Preferred Stock on or before the third business day after the

Mandatory Conversion Date, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series A Preferred Stock that the holder anticipated receiving upon such conversion (for the purposes of this Section 5(c)(iii), a "Buy-In"), then the Company shall (1) pay in cash to the holder the amount by which (x) the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to the mandatory conversion of shares of Series A Preferred Stock into Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence, the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a holder's right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(d) Conversion Price. The term "Conversion Price" shall mean the price per share of the Common Stock issuable upon conversion of the Series A Preferred Stock, which price shall be $1.00, subject to adjustment under Section 5(e) hereof.

(e) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall

have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock; provided, however, that, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock that are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion

Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company's properties or assets to any other person (each an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series A Preferred Stock after such Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Adjustment for Issuance of Additional Shares of Common Stock, Convertible Securities, or Common Stock Equivalents. The Conversion Price shall be subject to adjustment from time to time as set forth in this Section 5(e)(vi). The Company shall give the holder notice of any event described below which requires an adjustment pursuant to this Section 5(e)(vi) in accordance with the notice provisions set forth in Section 5(i).

(1) Issuance of Additional Shares of Common Stock. In the event the Company shall at any time following the Issuance Date issue any Additional Shares of Common Stock (defined below) (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(e)), at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be adjusted to the price equal to the consideration per share paid for such Additional Shares of Common Stock. "Additional Shares of Common Stock" means all shares of Common Stock issued by the Company after the Issuance Date.

(2) Issuance of Convertible Securities or Common Stock Equivalents. In the event the Company shall at any time following the Issuance Date take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution of, or shall in any manner (whether directly or by assumption in a merger in which the Company is the surviving corporation) issue or sell any securities convertible into or exchange for, directly or indirectly, Common Stock ("Convertible Securities"), or any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, "Common Stock Equivalents"), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Additional Shares of Common Stock are issuable upon such conversion or exchange shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, or if, after any issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the Conversion Price in effect at the time of such amendment or adjustment, then the Conversion Price then in effect shall be adjusted to the price per share for which Additional Shares of Common Stock are issuable upon such conversion or exchange. No further adjustments of the number of shares of Common Stock for which the Series A Convertible Preferred Stock is convertible and the Conversion Price then in effect shall be made upon the actual issue of such Common Stock upon exercise, conversion or exchange of any Convertible Security or Common Stock Equivalents.

(vii) Consideration for Stock. In case any shares of Common Stock or Convertible Securities other than the Series A Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

(1) in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2) in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the

determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration that covers both, the consideration computed as provided in this Section (5)(e)(vii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(viii) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(ix) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date of those certain Subscription Agreements, by and among the Company and certain investors (collectively, the "Investors"), dated as of January __, 2008 (collectively, the "Subscription Agreements") or issued pursuant to the Subscription Agreement (so long as the conversion or exercise price in such securities is not amended to lower such price and/or adversely affect the holders), (iii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iv) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Issuer's stock option plans and employee stock purchase plans that exist on the date of the Subscription Agreement and are duly approved by the Company's Board of Directors, and (v) Common Stock issued as payment of dividends on the Series A Preferred Stock or any series of Preferred Stock that ranks *pari passu* with the Series A Preferred Stock.

(f) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an

injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 120% of the Liquidation Preference Amount of the Series A Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property that at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(k) Reservation of Common Stock. The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to at least one hundred twenty percent (120%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder of record at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and that remain allocated to any person or entity that does not hold any shares of Series A Preferred Stock shall be allocated to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holder.

(l) Effective Date; Cancellation. Conversion of Series A Preferred Stock shall be deemed to have been effected on the Conversion Date. Shares of Series A Preferred Stock converted into Common Stock (on a voluntary or mandatory basis) in accordance with the terms hereof shall be canceled and may not be reissued.

(m) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights. Except as provided in Section 5 hereof and in the Subscription Agreements, no holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in its absolute discretion may deem advisable.

7. [Reserved].

8. Redemption. The holders of Series A Preferred Stock shall have no redemption rights.

9. Negative Covenants. So long as any shares of Series A Preferred Stock are outstanding, without the consent of the holders owning of record not less than a majority of the shares of Series A Preferred Stock then outstanding, the Company will not and will not permit any of its subsidiaries to directly or indirectly:

(a) Amend its articles of incorporation, bylaws or other charter documents so as to affect any rights of any holder;

(b) designate any class or series of capital stock having any rights or preferences senior to the rights and preferences of the Series A Preferred Stock;

(c) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a *de minimis* number of shares of its Junior Stock or Common Stock Equivalents; or

(d) enter into any agreement with respect to any of the foregoing.

10. [Reserved].

11. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required (a) for any change to this Certificate of Designation or the Articles of Incorporation that would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock or (b) for the issuance of shares of Series A Preferred Stock other than pursuant to the Subscription Agreements.

12. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the lost, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

13. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to

all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all of the Investors and shall not be construed against any person as the drafter hereof.

15. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 31 day of January, 2008.

FORGEHOUSE, INC.

By: ______________________
Name: Alexander Man-Kit Ngan
Title: Asst. Secretary

EXHIBIT I

FORGEHOUSE, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock of ForgeHouse, Inc. (the "Certificate of Designation"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of ForgeHouse, Inc., a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion: ______________________

Number of Preferred Shares to be converted: ______________________

Stock certificate no(s). of Preferred Shares to be converted: ______________________

Please confirm the following information:

Conversion Price: ______________________

Number of shares of Common Stock to be issued: ______________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: ______________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to: ______________________
____

Facsimile Number: ______________________

Authorization: ______________________
By: ______________________
Title: ______________________

Dated: ______________________